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        PERMA-FIX

ENVIRONMENTAL SERVICES, INC.

FOR IMMEDIATE RELEASE

Contact:

Dr. Louis F. Centofanti, President Stan Altschuler/Cary Kolopsky

Perma-Fix Environmental Services, Inc. Strategic Growth International

(404) 847-9990 (516) 829-7111 sgi@netmonger.net

PERMA-FIX ENVIRONMENTAL SERVICES

SECURES $22,000,000 CREDIT FACILITY

Atlanta, GA, January 2, 2001 - Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (Germany: PES.BE) announced today that it has finalized a $22.0 million credit facility with PNC Business Credit, a member of The PNC Financial Services Group, Inc. ("PNC") (NYSE: PNC). The credit facility provides for a $15.0 million Revolving Line of Credit and a $7.0 million Term Loan.

"The facility will be used to refinance our existing Line of Credit, to repay a short term seller note in connection with the acquisition of Diversified Scientific Services, Inc. and for general working capital purposes," said Dr. Louis F. Centofanti, President of Perma-Fix Environmental Services, Inc.

Dr. Centofanti further added, "We are extremely pleased to obtain the new credit facility from an institution of the caliber of PNC. We feel the relationship with PNC will allow us to continue to grow and maximize Perma-Fix's potential in the years ahead."

PNC Business Credit provides asset-based lending, capital markets and treasury management products and services to middle market customers on a national basis. A member of The PNC Financial Services Group, Inc., PNC Business Credit is headquartered in New York City and operates nationally with offices in Atlanta, Baltimore, Boston, Chicago, Cincinnati, Cleveland, Dallas, Indianapolis, Los Angeles, New Jersey, New York, Orlando, Philadelphia and Pittsburgh. The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation's largest diversified financial services organizations, providing regional banking, corporate banking, real estate finance, asset-based lending, wealth management, asset management and global fund processing services.

This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the Company, growth and Perma-Fix's potential. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, and to achieve continued profitability and growth. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Perma-Fix Environmental Services, Inc. is a national Environmental Services company, providing unique hazardous, mixed and industrial waste management services. The Industrial Services Division provides waste treatment services for a diverse group of customers including Fortune 500 Companies, numerous Federal, State and local agencies and thousands of smaller clients. The Nuclear Services Division provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous Federal agencies including the Department of Energy and Defense and Nuclear utilities. The Company operates nine major waste treatment facilities across the country.

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